Exhibit 10.70

MCG CAPITAL CORPORATION

SUPPLEMENTAL NON-QUALIFIED RETIREMENT PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2005

MCG CAPITAL CORPORATION

SUPPLEMENTAL NON-QUALIFIED RETIREMENT PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2005

RECITALS

The MCG Capital Corporation Supplemental Non-Qualified Retirement Plan (the “Plan”) is hereby amended and restated by MCG Capital Corporation (the “Employer”) effective January 1, 2005. The Plan was previously adopted by the Employer effective October 1, 2000. The purpose of the Plan is to offer certain executive employees of the Employer an opportunity to defer the receipt of compensation in order to provide deferred compensation benefits taxable pursuant to Section 409A and Section 451 of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is intended to be a “top-hat plan” (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) pursuant to sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

ARTICLE I

DEFINITIONS

The following terms, as used herein, shall have the following meanings unless a different meaning is clearly implied by the context:

1.1	BENEFICIARY means any person or persons so designated in accordance with the provisions of Article VII.

1.2	CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

1.3	COMPENSATION means the base salary and bonus paid by the Employer to an individual with respect to the individual’s service for the Employer, as determined by the Employer, and including amounts deferred under this or any other plan of the Employer maintained pursuant to Code Section 401(k) or 125.

1.4	COMPENSATION DEFERRAL ACCOUNT is described in Article III.

1.5	COMPENSATION DEFERRAL is defined in Article III.

1.6	ELIGIBLE EMPLOYEE means, on or after January 1, 2007, an employee classified as a Principal, Managing Director, Senior Vice-President, Executive Vice President, President or Chief Executive Officer of the Employer, and any Participant with a

Compensation Deferral Account in the Plan as of October 1, 2006. On or after January 1, 2005 through December 31, 2006, an Eligible Employee included any employee classified as a Vice President of the Employer. By each November 1, the Employer shall notify those individuals, if any, who will be Eligible Employees for the next Plan Year. If the Employer determines that an individual first becomes an Eligible Employee during a Plan Year, the Employer shall notify such individual of its determination and of the date during the Plan Year on which the individual shall first become an Eligible Employee.

1.7	EMPLOYER means MCG Capital Corporation, and its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of MCG Capital Corporation or its successors or assigns, assumes the Employer’s obligations hereunder, or any other corporation or business organization which agrees, with the consent of MCG Capital Corporation, to become a party to the Plan.

1.8	ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.9	PARTICIPANT means an Eligible Employee who elects to make Compensation Deferrals under the Plan in accordance with the provisions of Article III, including, where appropriate according to the content of the Plan, any former employee who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.

1.10	PLAN means the MCG Capital Corporation Supplemental Non-Qualified Retirement Plan, as amended from time to time.

1.11	PLAN YEAR means the 12-month period ending on December 31 of each year during which the Plan is in effect.

1.12	VALUATION DATE means (i) December 31 of each Plan Year, (ii) the last day of the month next preceding the date on which any distribution under the Plan is made to or on behalf of the Participant, or (iii) such other date that is selected by the Employer for valuing benefits hereunder, in its discretion.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1	INITIAL ELIGIBILITY. In the first Plan Year that an individual becomes an Eligible Employee, (i) if such individual becomes an Eligible Employee on or before September 30 of such Plan Year, the Eligible Employee may elect to make contributions in accordance with Article III for the current Plan Year and (ii) if such individual becomes an Eligible Employee after September 30 of such Plan Year, the Eligible Employee may elect to make contributions in accordance with Article III for the next Plan Year.

Participation in the Plan is voluntary. In order to participate in the Plan, an otherwise Eligible Employee must make written application in such manner as may be required by Article III and by the Employer and must agree to make Compensation Deferrals as provided in Article III.

2.2	RE-EMPLOYMENT. If a Participant whose employment with the Employer is terminated is subsequently re-employed with the Employer as an Eligible Employee, he or she may elect to make contributions in accordance with Article III for the next Plan Year.

ARTICLE III

CONTRIBUTIONS AND CREDITS

In the case of an individual who first becomes an Eligible Employee on or before September 30 of a Plan Year, such individual may elect within 30 days of becoming an Eligible Employee to defer up to 50% of his or her future base pay and up to 100% of his or her pro rata bonus which is due to be earned for services performed after the deferral election and which would otherwise be paid to the Participant for the Plan Year. A Participant’s “pro rata bonus” is the Participant’s total bonus for the Plan Year multiplied by the ratio of the number of days in the Plan Year after the Participant made the deferral election to 365.

In the case of an individual who was an Eligible Employee in a previous Plan Year or who first becomes an Eligible Employee after September 30 of a Plan Year, such individual may elect to defer up to 50% of his or her base pay and up to 100% of bonus which is due to be earned and which would otherwise be paid to the Participant for the next Plan Year. A Participant shall make such election with respect to such Plan Year during an annual enrollment period, as designated by the Employer, ending prior to the first day of such Plan Year.

Deferrals of base pay and bonus shall be in any fixed percentage in five percent increments as designated by the Participant and must be made in accordance with procedures established by the Employer.

Amounts deferred pursuant to this Article III will be considered a Participant’s “Compensation Deferrals.” A new Compensation Deferral election must be made for each year. A Compensation Deferral election for a Plan Year shall be irrevocable for such Plan Year except (i) with respect to compensation payable for the 2005 Plan Year, Participants are permitted to cancel their Compensation Deferral elections and receive a complete distribution of their account in December of 2005 by written notification to the Employer during the 2005 annual enrollment period, and (ii) cancellations of future Compensation Deferrals pursuant to an Unforeseeable Emergency described in Section 5.4.

There shall be established and maintained by the Employer a separate Compensation Deferral Account in the name of each Participant, and to which shall be credited or debited, as applicable: (a) amounts equal to the Participant’s Compensation Deferrals and (b) any deemed earnings and losses allocated to such deferral account.

A Participant shall at all times be 100% vested in amounts credited to his or her Compensation Deferral Account.

ARTICLE IV

ALLOCATION OF FUNDS

4.1	ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS. The Participant’s Compensation Deferral Account shall accrue interest at a rate of return that is equal to the overall debt cost of funds rate, net of upfront deferred debt issuance cost amortization, as published by the Employer in the Employer’s financial statements plus 2.00%. Interest shall be compounded quarterly and deemed to be credited to the Participant’s Compensation Deferral Account as of the last business day of each quarter.

4.2	ACCOUNTING FOR DISTRIBUTIONS. As of the date of any distribution hereunder, the distribution made to a Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant’s Account.

4.3	SEPARATE BOOKKEEPING ACCOUNTS. A separate bookkeeping account under the Plan shall be established and maintained by the Employer to reflect the Compensation Deferral Account for each Participant. Each account will separately account for the credits and debits described in Article III.

4.4	PAYMENT OF FEES AND EXPENSES. Administration fees of the Plan and any expenses incurred in connection with the establishment of the Plan shall be paid by the Employer.

ARTICLE V

ENTITLEMENT TO BENEFIT

A Participant shall become entitled to payment of his or her Account upon the earliest to occur of the following events.

5.1

DISABILITY. If a Participant shall become totally and permanently disabled, and if proof of such disability satisfactory to the Employer shall be furnished, then as of the date of the determination of disability by the Employer the Participant’s Compensation Deferral Account shall be valued and payable according to the provisions of Article VI. “Total and permanent disability” means that the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. Notwithstanding the foregoing, a Participant will be deemed to have a total and permanent disability if he or she is determined to be totally disabled by the Social Security Administration.

5.2	DEATH. If a Participant dies, the Participant’s Compensation Deferral Account shall be valued as provided in Article VI and shall become payable to the Participant’s designated Beneficiary as provided in Article VI.

5.3	TERMINATION OF EMPLOYMENT. If a Participant’s employment relationship with the Employer is terminated, the full value of his or her Compensation Deferral Account shall be valued and payable according to the provisions of Article VI.

5.4	UNFORSEEABLE EMERGENCY. A Participant may request a distribution due to a severe financial hardship by submitting a written request to the Administrator accompanied by evidence to demonstrate that the circumstances being experienced qualify as an Unforeseeable Emergency. The Administrator shall have the authority to require such evidence as deemed necessary to determine if a distribution qualifies under this Section. If an application for a hardship distribution due to an Unforeseeable Emergency is approved, the distribution shall be limited to an amount sufficient to meet the emergency (including any taxes resulting from such distribution). The allowed distribution shall be payable in a lump sum as soon as practicable after approval of such distribution.

For purposes of this Plan, an “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, a dependent of the Participant (as defined in Code Section 152(a)), or, for distributions on or after January 1, 2007, the Participant’s Beneficiary designated under the Plan, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an “Unforeseeable Emergency” will depend upon the facts of each case, but in any case, payment may not be made to the extent that such hardship is or may be relieved:

(a)	Through reimbursement or compensation by insurance or otherwise;

(b)	By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(c)	By cessation of deferrals under the Plan.

If a hardship can be relieved solely by the cessation of deferrals under this Plan and other actions described in (a) and (b) above, then the Participant may elect to cease deferrals as soon as practicable and take such other actions, but the Participant may not receive a hardship distribution. If a hardship cannot be relieved solely by the cessation of deferrals under this Plan and other actions described in (a) and (b) above, then the Participant must cease deferrals as soon as practicable and take such other actions before receiving a hardship distribution.

Neither the payment of educational expenses for the Participant or his or her dependents, nor the purchase of a residence shall be considered an Unforeseeable Emergency.

In the event of a partial distribution on account of an Unforeseeable Emergency, the remainder of the Participant’s Account shall be distributed upon the earliest to occur of the events specified in this Article V.

5.5	CHANGE OF CONTROL. If a Change of Control of the Employer occurs, the Participant’s Compensation Deferral Account at the date of the Change of Control shall be valued and payable according to the provisions of Article VI. For purposes of this Plan, a “Change of Control” means an event that both (i) constitutes a “change in control event” within the meaning of Prop. Treas. Reg. §1.409A-3(g) (or the corresponding provisions of final regulations under Code Section 409A) and (ii) is any of the following events:

(a)	An acquisition in one or more transactions (other than directly from the employer) of any voting securities of the Employer by any Person immediately after which such Person has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Employer’s then outstanding voting securities; provided, however, in determining whether a Change of Control has occurred, voting securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Employer or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Employer (for purposes of this definition, a “Subsidiary”), (ii) the Employer or its Subsidiaries, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b)	The individuals who, as of the date hereof are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger, the board of directors of the ultimate Parent Corporation; provided, however, that if the election, or nomination for election by the Employer’s common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board (or, with respect to the directors who are not “interested persons” as defined in the Investment Company Act of 1940, by a majority of the directors who are not “interested persons” serving on the Incumbent Board), such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the

Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c)	The consummation of:

(i)	A merger, consolidation or reorganization involving the Employer (a “Merger”) or an indirect or direct subsidiary of the Employer, or to which securities of the Employer are issued, unless:

(A)	the stockholders of the Employer, immediately before a Merger, own, directly or indirectly immediately following the Merger, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from the Merger (the “Surviving Corporation”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person or group of Persons (a “Parent Corporation”), or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation,

(B)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for a Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation or (y) the ultimate Parent Corporation, if the ultimate Parent Corporation, directly or indirectly, owns fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation, and

(C)	no Person other than (1) the Employer, (2) any Subsidiary, (3) any employee benefit plan (or any trust forming a part thereof) maintained by the Employer, the Surviving Corporation, or any Subsidiary, or the ultimate Parent Corporation, or (4) any Person who, together with its Affiliates, immediately prior to a Merger had Beneficial Ownership of fifty percent (50%) or more of the then outstanding voting securities, owns, together with its Affiliates, Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of (x) the Surviving Corporation or (y) the ultimate Parent Corporation.

Each transaction described in clauses (A) through (C) above shall herein be referred to as a “Non-Control Transaction.”

(ii)	A complete liquidation or dissolution of the Employer (other than where assets of the Employer are transferred to or remain with a Subsidiary or Subsidiaries of the Employer).

(iii)	The direct or indirect sale or other disposition of all or substantially all of the assets of the Employer to any Person (other than (A) a transfer to a Subsidiary, (B) under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose, or (C) the distribution to the Employer’s stockholders of the stock of a Subsidiary or any other assets).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding voting securities as a result of the acquisition of voting securities by the Employer which, by reducing the number of voting securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Employer, and after such share acquisition by the Employer, the Subject Person becomes the Beneficial Owner of any additional voting securities which increases the percentage of the then outstanding voting securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

For purposes of the definition of a Change of Control, the term “Employer” refers to MCG Capital Corporation, but not any other entity that has adopted the Plan. “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. “Beneficial Ownership” means ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act. “Person” means “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including without limitation, any individual, corporation, limited liability company, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity or any group of Persons.

ARTICLE VI

DISTRIBUTION OF BENEFITS

6.1	AMOUNT. A Participant (or his or her Beneficiary) shall become entitled to receive, at such time or times as specified in this Plan, a distribution from the Employer’s general assets in an amount equal to the Participant’s Compensation Deferral Account. Determination of the amount to be distributed shall be based upon the valuation of the Plan Accounts made as of the Valuation date next preceding the distribution date.

6.2	METHOD OF PAYMENT.

(a)	Cash Distributions. All distributions under the Plan shall be made in cash.

(b)	Manner of Distribution. All Compensation Deferrals, whether made before or after January 1, 2005, are subject to the distribution form election that the Participant had in place on December 31, 2004, except:

(i)	any election to receive the tax liability plus installments form shall be replaced by the Participant’s election in 2005 pursuant to clause (ii) of this sentence or, if the Participant does not make such an election, the default form of a lump sum pursuant to Section 6.2(b);

(ii)	Participants are permitted to change their distribution form during the 2005 annual enrollment period to any of the forms permitted under Section 6.2(b), and such change applies to all Compensation Deferrals and cannot be changed in the future; and

(iii)	Compensation Deferrals of Eligible Employees who make their first Compensation Deferral elections in the 2005 annual enrollment period or later are subject to the distribution form elected during the first annual enrollment period in which they elect to make Compensation Deferrals or, if a Participant does not make a distribution form election during such annual enrollment period, the default form of a lump sum pursuant to Section 6.2(b).

The following forms of distribution are permitted under this Section 6.2(b): (i) a lump sum, or (ii) a fixed number of annual installments not to exceed 20 annual installments. A lump sum payment that is to be made due to termination of employment as described in Section 5.5 shall be made six months following such termination of employment. Annual installment payments that are to be made due to termination of employment as described in Section 5.5 shall not commence for at least six months following termination of employment.

If a Participant fails to designate properly the form of payment of the Participant’s Account, such Account will be paid in a lump sum as soon as is practicable after the Participant becomes entitled to receive payment of benefit, provided that a lump sum payment that is to be made due to termination of employment as described in Section 5.5 shall be made six months following such termination of employment.

If the whole or any part of a distribution hereunder by the Employer, as applicable, is to be paid in installments, any undistributed amount shall continue to accrue interest as provided in Section 4.1 under such procedures as the Employer may establish, in which case any deemed earnings, losses, fees and charges attributable thereto shall be reflected in the installment distributions, in accordance with the terms of the Plan.

6.3	DEATH BENEFITS. If a Participant dies before the commencement of payments to the Participant hereunder, the entire value of the Participant’s Compensation Deferral Account shall be paid to the person or persons designated in accordance with Section 7.1.

Upon the death of a Participant after payments hereunder have begun but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid to the person or persons designated in accordance with Section 7.1.

All death benefits payable hereunder shall be paid as soon as practicable after the date of death of the Participant and shall be paid in a single lump sum.

ARTICLE VII

BENEFICIARIES; PARTICIPANT DATA

7.1	DESIGNATION OF BENEFICIARIES. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in the form prescribed by the Employer, and will be effective only when filed in writing with the Employer during the Participant’s lifetime.

In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such benefit payment to the Participant’s estate.

7.2	LOCATING PARTICIPANTS OR BENEFICIARIES. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer’s records, shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Employer shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Employer notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Employer within three years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Employer, the Employer may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Employer determines. If the location of none of the foregoing persons can be determined, the Employer shall have the right to direct that the amount payable shall be deemed to be a forfeiture and paid to the Employer, except that the dollar amount of the forfeiture, unadjusted for investment gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or

Beneficiary is subject to escheat pursuant to applicable state law, the Employer shall not be liable to any person for any payment made in accordance with such law.

ARTICLE VIII

ADMINISTRATION AND RECORDKEEPING

8.1	ADMINISTRATIVE AND RECORDKEEPING AUTHORITY. Except as otherwise specifically provided herein, the Employer shall have the sole responsibility for and the sole control of the operation, administration and recordkeeping of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty and responsibility to:

(a)	Resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions in the Plan.

(b)	Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan.

(c)	Establish forms, including without limitation electronic forms, and procedures for all elections made under the Plan.

(d)	Implement the Plan in accordance with its terms and the rules and regulations adopted as above.

(e)	Make determinations concerning the crediting and distribution of Participants’ Compensation Deferral Accounts.

8.2	UNIFORMITY OF DISCRETIONARY ACTS. Whenever in the administration or operation of the Plan discretionary actions by the Employer are required or permitted, such action shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.

8.3	LITIGATION. In any action or judicial proceeding affecting the Plan, it shall be necessary to join as a party only the Employer. Except as may be otherwise required by law, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

8.4	CLAIMS PROCEDURE. Any person claiming a benefit under the Plan (a “Claimant”) shall present the claim, in writing, to the Employer and the Employer shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

(a)	The specific reason or reasons for denial, with specific references to the Plan provisions on which the denial is based;

(b)	A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

(c)	An explanation of the Plan’s claims review procedure.

The written notice denying or granting the Claimant’s claim shall be provided to the Claimant within 90 days after the Employer’s receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Employer to the Claimant within the initial 90 day period and in no event shall such an extension exceed a period of 90 days from the end of the initial 90 day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Employer expects to render a decision on the claim. Any claim not granted or denied within the period noted above shall be deemed to have been denied.

Any Claimant whose claim is denied, or deemed to be denied under the preceding sentence (or such Claimant’s authorized representative), may, within 60 days after the Claimant’s receipt of notice of the denial, or after the date of the deemed denial, request a review of the denial by written notice given to the Employer. Upon such a request for review, the claim shall be reviewed by the Employer (or its designated representative) which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

The decision on review normally shall be made within 60 days of the Employer’s receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Employer, and the time limit for the decision on review shall be extended to 120 days. The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Plan provisions on which the decision is based. The written decision on review shall be given to the Claimant within the 60 day (or, if applicable, the 120 day) time limit discussed above. If the decision on review is not communicated to the Claimant within the 60 day (or, if applicable, the 120 day) period discussed above, the claim shall be deemed to have been denied upon review. All decisions on review shall be final and binding with respect to all concerned parties.

ARTICLE IX

AMENDMENT

9.1	RIGHT TO AMEND. The Employer, by written instrument, shall have the right to amend the Plan at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest under the Plan shall be bound by such amendment; provided, however, that no such amendment shall deprive any Participant or Beneficiary of a benefit accrued hereunder prior to the date of the amendment, including the right to receive the payment of his or her Compensation Deferral Account.

9.2	AMENDMENT REQUIRED BY LAW. Notwithstanding the provisions of Section 9.1, the Plan may be amended at any time, retroactively if required, if found necessary by the Employer, in order to ensure that the Plan is characterized as a “top-hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under ERISA Section 201(2), 301(a)(3) and 401(a)(1) and to conform the Plan to the provisions and requirements of Section 409A of the Code and any other applicable law (including ERISA and the Code).

ARTICLE X

TERMINATION

The Employer reserves the right to terminate the Plan and make distributions to Participants in accordance with and subject to the rules of Prop. Treas. Reg. §1.409A-3(h)(2)(viii) (or the corresponding provision of the final regulations under Code Section 409A) and any generally applicable guidance issued by the Internal Revenue Service permitting such termination and distribution; provided, however, that no such termination shall deprive any Participant or Beneficiary of a benefit accrued hereunder prior to the date of termination.

ARTICLE XI

MISCELLANEOUS

11.1	LIMITATIONS ON LIABILITY OF EMPLOYER. Neither the establishment of the Plan nor any modification hereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan, shall be construed as giving to any Participant or any other person any legal or equitable right against the Employer or any officer or employee thereof, except as provided by law or by any Plan provision.

11.2	CONSTRUCTION. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if the illegal or invalid provisions had never been inserted. For all purposes of the Plan, where the context permits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of the Commonwealth of Virginia shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation in the Plan will not give a Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

The Plan is intended to be and at all times shall be interpreted and administered so as to comply with Section 409A of the Code and to qualify as an unfunded plan of deferred compensation, and no provision of this Plan shall be interpreted so as to give any individual any right to any assets of the Employer which right is greater than the rights of any general unsecured creditor of the Employer.

11.3	SPENDTHRIFT PROVISION. No amount payable to a Participant or any Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit hereunder be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. Further: (a) the withholding of taxes from Plan benefit payments, (b) the recovery under the Plan of overpayment of benefits previously made to a Participant or any Beneficiary, (c) if applicable, the transfer of benefit rights from the Plan to another plan, or (d) the direct deposit of Plan benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.

In the event that a Participant’s or any Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Employer may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to a Participant’s or Beneficiary’s Compensation Deferral Account or, if the Employer elects, paid into the court as they become payable, to be distributed by the court to the recipient as it deems proper at the close of said action.

IN WITNESS WHEROF, the Employer has caused this Plan to be amended and restated effective as of the 1st day of January 1, 2005.

ATTEST/WITNESS:	MCG CAPITAL CORPORATION

By:	By:

Date:

Date:	Title: